Exhibit 10.4
COMMERCIAL LICENSE AGREEMENT
This Commercial License Agreement (this “Agreement”) is entered into effective September 9, 2020 (the “Effective Date”) by Taurus Biosciences, LLC, a Delaware limited liability company (“Taurus”), and Minotaur Therapeutics, Inc., a California corporation (inclusive of any and all current and future Controlled Affiliates, “Licensee”), on the other hand. Each Controlled Affiliate is also a party to this Agreement.
In consideration of the mutual covenants and promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.Definitions.
1.1 “Active Ingredient” means, with respect to a Product, an active pharmaceutical ingredient that an independent Third Party with sufficient experience and expertise in similar biologic products would reasonably determine has a material therapeutic effect. An “Other Active Ingredient” for an Antibody Product is an Active Ingredient that is separate from the effect of the relevant Taurus Antibody(ies). An “Other Active Ingredient” for an Other Licensed Product is a second Active Ingredient. Drug delivery vehicles, stabilizers, solvents, adjuvants and excipients shall not be deemed to be Active Ingredients and their presence shall not be deemed to create a Combination Product. For the avoidance of doubt, for determining whether a Combination Product exists the Other Active Ingredient and the relevant Product must be separate and distinct components of the Combination Product, and, in the case of an Antibody Product, the mere presence of an antibody fragment or region within such Antibody Product shall not alone be deemed to create a Combination Product unless such has a meaningful effect on the price of such Antibody Product.
1.2 “Affiliate” means, with respect to any party, any Person Controlling, Controlled by, or under common Control with such party, during and for such time as such Control exists.
1.3 “Antibody Product” means a product incorporating or intentionally delivering directly or indirectly (e.g., by injection of cDNA) (a) (i) one or more Taurus Antibodies or (ii) a cell expressing one or more proteins, each of which contains one or more Taurus Antibodies or (iii) a cell comprising a nucleic acid encoding one or more such proteins, each of which contains one or more Taurus Antibodies or (b) a Non-Taurus Antibody that is developed or produced using the sequence of a Taurus Antibody(ies); or any product that could not practically have been developed or produced but for use of such Taurus Antibody(ies). By way of illustrative examples only, and without limiting the foregoing, it is expressly agreed that Antibody Product includes a product incorporating or intentionally delivering directly or indirectly (x) a cell expressing a chimeric antigen receptor comprising a single-chain variable fragment derived or obtained from one or more Taurus Antibodies, or (y) a cell comprising a nucleic acid that encodes for such a chimeric antigen receptor.
1.4 “Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority, including the United States Federal Food, Drug, and Cosmetic Act, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder, as well as foreign equivalents of any of the foregoing.
1.5 “Assignment” means any purported assignment or transfer, directly or indirectly, of this Agreement or any purported sublicense, assignment or transfer, directly or indirectly, of the licenses granted in Section 2.1 (other than any sublicense of the license granted in Section 2.1(c)), whether by way of merger, license

Exhibit 10.4
or sale of assets to which this Agreement relates, or otherwise. Without limitation, and for avoidance of doubt: for this purpose, a reverse triangular merger (or other merger) by which record or beneficial ownership of Licensee is acquired shall be deemed to constitute an Assignment, an issuance of securities pursuant to which any Person, other than Persons who as of the Effective Date Control Licensee, comes to Control Licensee shall be deemed to constitute an Assignment, and any transfer of outstanding securities or of rights in outstanding securities pursuant to which any Person, other than Persons who as of the Effective Date Control Licensee, comes to Control Licensee shall be deemed to constitute an Assignment.
1.6 “Bundled Combination” means a Product sold for a single price in combination with one or more services or with one or more products that are themselves not Mono Products or Combination Products.
1.7 “Combination Product” means a Product containing or consisting of one or more Mono Products, together with one or more Other Active Ingredients.
1.8 "Commercialization" or "Commercialize" means any and all activities undertaken for a particular Taurus Antibody and/or Product and that relate to use, making, having made, sale, distribution, marketing, promotion of sales, offer for sale, importing, exporting, and development of such Taurus Antibody and/or Product, and interacting with regulatory authorities in any jurisdiction regarding the foregoing.
1.9 “Confidential Information” has the meaning specified in Section 5.1.
1.10 “Control” means and shall refer to the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of the relevant entity or having the actual power, either directly or indirectly through one or more intermediaries, to elect the manager of (or a majority of the managing body of) or to direct the management and policies of the relevant entity (e.g., by contract or otherwise).
1.11 “Controlled Affiliate” means an Affiliate of Minotaur Therapeutics, Inc. which Minotaur Therapeutics, Inc. has actual authority to, by signing a contract (i.e., this Agreement) on behalf of such Affiliate, bind such Affiliate as a party to the contract. The Parties agree that if a Person is not a Controlled Affiliate on the date of this Agreement but thereafter becomes a Controlled Affiliate, such Person shall be deemed to have automatically become a party to this Agreement as a Controlled Affiliate without any need for any execution and delivery of a joinder or a counterpart signature page. Licensee shall notify Taurus whenever a Person hereafter becomes, or ceases to be, a Controlled Affiliate. In addition, if any Affiliate of Licensee which would not otherwise be deemed to be a Controlled Affiliate hereafter executes and delivers to Licensee and Taurus a joinder (in a form reasonably satisfactory to Licensee and Taurus) to this Agreement in which such Person expressly undertakes all the burdens and obligations of a Controlled Affiliate under this Agreement, such Person shall thereby be deemed to have become included within the definition of “Controlled Affiliate.” The parties specially agree that for purposes of this Controlled Affiliate definition, any Person that would otherwise qualify as an Affiliate of a party will not be deemed to be, and will not be treated as, an Affiliate of such party if the sole basis for Affiliate status is that such Person is a portfolio company of a Person (the primary business of who/which is investing in securities, debt or other investment vehicles (e.g., venture capital firms or advisers)) who/which controls such party.
1.12 “Disclosing Party” has the meaning specified in Section 5.1.
1.13 “Effective Date” has the meaning specified in this Agreement’s preamble.

Exhibit 10.4
1.14 “FDA” means the United States Food and Drug Administration, or any successor thereto.
1.15 “First Commercial Sale” means, with respect to a Product in a country, the first bona fide sale or other disposition for value of such Product in such country to a Third Party by Licensee, an Affiliate of Licensee, a Permittee or a Sublicensee following Regulatory Approval of such Product in such country (or, if earlier, upon the commencement of substantial sales in such country to Third Parties by Licensee, an Affiliate of Licensee, a Permittee or a Sublicensee), provided however, a First Commercial Sale shall not be deemed to be occasioned by “IND treatment sales,” “expanded access programs,” “compassionate use sales,” “emergency use sales,” or “named patient sales,” of a Product in a country, nor by a sale of Products between Licensee, its Affiliates, Permittees and Sublicensees where the seller and buyer are Affiliates of each other.
1.16 “Genus-Bos Company Intellectual Property” means any and all of the following owned or in-licensed by Taurus in any jurisdiction throughout the world, to the extent directly related to genus-bos: (a) Patents; (b) scientific works of authorship and copyrights, and registrations and applications for registration thereof; (c) scientific trade secrets, know-how and technical information, including inventions, whether patentable or unpatentable, and documentation; (d) scientific computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (e) proprietary scientific databases and data compilations; and (f) any other scientific intellectual property.
1.17 “Governmental Authorization” shall mean any permit, license, registration, qualification, certificate, clearance, variance, waiver, exemption, certificate of occupancy, exception, franchise, entitlement, consent, confirmation, order, approval or authorization granted by any Governmental Entity.
1.18 “Governmental Entity” shall mean any foreign, federal, state or local government or body or any agency, authority, subdivision or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, administrative agency, commission or board, or any quasi-governmental or private body duly exercising any regulatory, taxing, inspecting or other governmental authority.
1.19 “Indemnified Party” has the meaning specified in Section 7.3.
1.20 “Indemnifying Party” has the meaning specified in Section 7.3.
1.21 “Knowledge of Licensee” shall mean the actual knowledge, after reasonable inquiry, of Vaughn Smider; provided, that reasonable inquiry is stipulated to exclude any search or other inquiry as to patents or patent applications.
1.22 “Licensee Indemnitee” has the meaning specified in Section 7.1.
1.23 “Licensee Material Adverse Effect” shall mean, in reference to any fact, circumstance, event, change or occurrence, any such fact, circumstance, event, change or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes or occurrences, has or would reasonably be expected to have a material adverse effect on the results of operations or financial condition of Licensee, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) conditions (or changes therein) in any industry or industries in which Licensee operates, (c) any change in Legal Requirements or GAAP or interpretation of any of the foregoing, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism

Exhibit 10.4
threatened or underway as of the date of this Agreement, or (e) pandemics, storms, earthquakes or other natural disasters; except, in the case of the foregoing clauses (a), (b), (c), (d) and (e), to the extent that any such condition has a materially disproportionate adverse effect on Licensee, relative to other companies of comparable size to Licensee operating in the industry in which Licensee operates.
1.24 “Legal Proceeding” shall mean any claim (presented formally to a judicial or quasi-judicial Governmental Entity), lawsuit, court action, suit, arbitration or other judicial or administrative proceeding.
1.25 “Legal Requirement” shall mean any foreign, federal, state or local law, statute, code, ordinance, regulation, order, judgment, writ, injunction, decision, ruling or decree promulgated by any Governmental Entity.
1.26 “Losses” has the meaning specified in Section 7.1.
1.27 “Master Services Agreement” means the Master Services Agreement of even date herewith between Taurus and Licensee, as it may hereafter be amended.
1.28 “Minotaur-Developed Technology” means any and all of the following ever owned by Licensee in any jurisdiction throughout the world, to the extent constituting or arising from anything invented, discovered, authored, or created by or for Licensee during the Term and which constitute or pertain to a long/ultra-long H3 platform: (a) Patents; (b) scientific works of authorship and copyrights, and registrations and applications for registration thereof; (c) scientific trade secrets, know-how and technical information, including inventions, whether patentable or unpatentable, and documentation; (d) scientific computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (e) proprietary scientific databases and scientific data compilations; (f) any other scientific intellectual property; and (g) rights in any of the foregoing, including rights to sue or recover and retain Losses for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing. Without limitation, it is understood that technology (i.e., of the categories set forth in the foregoing clauses (a)-(g)) to the extent pertaining to specific antibodies to specific targets would not “constitute or pertain to a long/ultra-long H3 platform” and therefore would not be “Minotaur-Developed Technology,” where (i) a “specific antibody” refers to an antibody (including antibody fragments like scFv’s, Fabs and the like) which can preferentially bind a target relative to other targets, such that a binding or other functional assay would define the specific antibody as a positive signal to a specific target whereas the specific antibody would have a negative signal toward other targets (with binding evaluated per industry practice, including via biochemical techniques such as ELISA, surface plasmon resonance, flow cytometry and the like), and (ii) a “specific target” refers to a target as to which a specific antibody has binding activity, where a specific target may include related targets such that a specific antibody has binding activity toward epitopes which are shared between targets.
1.29 “Mono Product” means a Product comprising or containing one or more Taurus Antibodies (if an Antibody Product) or one Active Ingredient (if an Other Licensed Product) and no Other Active Ingredient.
1.30 “Net Sales” means, on a Product-by-Product basis, the gross amount invoiced by Licensee, an Affiliate of Licensee, a non-Sublicensee Permittee or a Sublicensee (each, a “Selling Party”), or received by a Selling Party or its Affiliate despite the absence of an invoice, for disposition of a particular Product to a Person who is not an Affiliate of such Selling Party, less the following deductions (the “Permitted Deductions”):

Exhibit 10.4
i.Trade, cash and quantity discounts;
ii.Discounts, refunds, rebates actually taken, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including Medicaid, institutional and governmental rebates (other than such which have already diminished the gross amount invoiced);
iii.Credits or allowances granted on returns or rejections of Product actually sold;
iv.Amounts invoiced for Product sales but actually written off in good faith as uncollectible (net of any recoveries on written-off debt);
v.Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;
vi.Any tax imposed on the production, sale, delivery or use of the Product, including import, export, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and
vii.Any credits or allowances given or made with respect to wastage replacement.
Such amounts shall be determined from the books and records of Licensee and its Affiliates and Permittees and Sublicensees, maintained in accordance with generally accepted accounting principles of the United States, consistently applied. With respect to Net Sales not denominated in United States Dollars, Licensee shall convert the Net Sales from the applicable foreign currency into United States Dollars at the exchange rate reported in The Wall Street Journal, Eastern United States Edition, for the last trading day of the applicable calendar quarter. Based on the resulting sales in United States Dollars, the then applicable Net Sales Payments shall be calculated.
Dispositions of Products between Selling Parties which are Affiliates of each other shall not be included in the calculation for Net Sales. On the other hand, if a unit of Product is sold by a Selling Party to a Selling Party buyer which is not an Affiliate of the first Selling Party (thereby generating Net Sales), resales of such unit of Product by such Selling Party buyer shall be deemed not to generate Net Sales.
Licensee agrees that it shall not, and it shall not permit any other Selling Party to, dispose of any Product for any consideration other than monetary consideration and on bona fide arm’s length terms unless: (i) Licensee has obtained the express prior written consent of Taurus, such consent not to unreasonably be withheld, conditioned or delayed (and which consent shall describe in reasonable detail the basis for calculation of Net Sales based on such a transaction); or (ii) such dispositions are for “IND treatment sales,” “expanded access programs,” “compassionate use sales,” “emergency use sales,” “named patient sales” or other similar sales, or are used for clinical study or other research purposes or for

Exhibit 10.4
charitable donations in such country; or (iii) such dispositions are by way of samples provided as customary to business in the applicable country.
The Net Sales for Combination Products shall be calculated as follows:
(i) if the Selling Party or its Affiliate separately sells in such country or other jurisdiction, (a) a Mono Product containing as its sole active ingredient(s) the Taurus Antibody(ies) contained in such Combination Product, if an Antibody Product, or a single Active Ingredient, if an Other Licensed Product; and (b) products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, then the Net Sales attributable to such Combination Product shall be calculated on a Product-by-Product basis and country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: "A" is the Selling Party's (or its Affiliate's) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and "B" is the Selling Party's (or its Affiliate's) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredient(s) the Other Active Ingredient(s) with the equivalent dosage as in such Combination Product;
(ii) if the Selling Party or its Affiliate separately sells in such country or other jurisdiction such Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: "A" is the Selling Party's (or its Affiliate's) average Net Sales price during the period to which the Net Sales calculation applies for such Mono Product in such country or other jurisdiction, and "C" is the Selling Party's (or its Affiliate's) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product;
(iii) if the Selling Party or its Affiliates do not separately sell in such country or other jurisdiction such a Mono Product but do separately sell products containing as their sole active ingredient(s) the Other Active Ingredient(s) contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: "D" is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and "E" is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredient(s) the Other Active Ingredient(s) with the equivalent dosage as in such Combination Product; and
(iv) if the Selling Party or its Affiliates do not separately sell in such country or other jurisdiction either such a Mono Product or products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the parties in good faith based on the relative fair market value (whether or not hypothetical) of such a Mono Product and of a product containing as its sole active ingredient(s) such Other Active Ingredient(s). If the parties cannot agree on such relative value, such disagreement shall be referred to an independent expert in accordance with the provisions of Exhibit A.

Exhibit 10.4
In the event a Product is sold as the Product component of a Bundled Combination, the Net Sales for such Product shall be calculated in good faith by analogy to the most closely applicable of items (i)-(iv) above.
For avoidance of doubt: in the case where a Product is licensed or sublicensed, the licensee or sublicensee is a Permittee and therefore also a Selling Party.
1.31 “Net Sales Payment” and “Net Sales Payments,” as used herein, mean periodic payments to Taurus in the nature of royalties, calculated as a percentage of Net Sales of Products; but the parties acknowledge and agree that these payments may or may not actually be royalties (such as might be charged in the event that a licensor’s intellectual property covers, is incorporated into, or otherwise relates to a licensee’s products) on Taurus intellectual property. Even if they are not such, they are nonetheless to constitute Net Sales Payments and to be understood to be (as a result of arm’s-length negotiations), consideration defined and paid (over a defined period of time) for access to and the right to use the Genus-Bos Company Intellectual Property or Other Company Intellectual Property, as the case may be, subject to the limitations described herein and together with Licensee’s other obligations hereunder.
1.32 “Net Sales Payment Term” means, on a Product-by-Product and country-by-country basis, the period ending upon the expiration of the last Valid Claim in such country as to such Product or a component thereof or a method used to produce it; or, in the scenario where there never is any Valid Claim as to (any of) such Product or a component thereof or a method used to produce it, the 12th anniversary of the First Commercial Sale of such Product in such country.
1.33 “Non-Taurus Antibody” means a molecule or a gene encoding a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains, or any existing or future fragments, variants, fusion proteins, modifications or derivatives of such molecule or gene, but all excluding any Taurus Antibody.
1.34 “Notice of Termination” has the meaning specified in Section 8.3.
1.35 “Other Company Intellectual Property” means any and all of the following owned or in-licensed by Taurus in any jurisdiction throughout the world, other than to the extent constituting Genus-Bos Company Intellectual Property: (a) Patents; (b) scientific works of authorship and copyrights, and registrations and applications for registration thereof; (c) scientific trade secrets, know-how and technical information, including inventions, whether patentable or unpatentable, and documentation; (d) scientific computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (e) proprietary scientific databases and data compilations; and (f) any other scientific intellectual property. For avoidance of doubt: the first 15 items listed on Exhibit B to the Agreement and Plan of Merger of even date herewith among Ligand Pharmaceuticals Incorporated, Taurus and other persons are expected by the parties primarily to represent Other Company Intellectual Property (because they do not primarily represent Genus-Bos Company Intellectual Property) and the other items listed on such Exhibit B to such Agreement and Plan of Merger are expected by the parties primarily to represent Genus-Bos Company Intellectual Property. Without limiting the foregoing, the parties agree to explore in good faith the possibility of a Commercial Platform License and Services Agreement between Licensee, on the one hand, and Taurus’ Affiliate Crystal Bioscience, Inc. (and/or other Affiliates of Taurus), on the other hand, for a license of “OmniAb” technology to Licensee on economic and other terms customary for such “OmniAb” license/service agreements; such a license could, if so negotiated, include the right to use (through Crystal Bioscience, Inc. as a CRO for Licensee) the OmniCowChicken (i.e., a transgenic chicken animal (gallus gallus) that has some incorporated genetic material encoding components of

Exhibit 10.4
bovine (bos taurus) antibodies) or any other non-genus-bos animal with genus-bos genes). It is expected that in the event of such a Commercial Platform License and Services Agreement, the “OmniAb” technology would not be designated as “Other Company Intellectual Property” for the purposes of this Agreement, and that as a result the economic and other provisions of this Agreement pertaining to “Other Company Intellectual Property” and “Other Licensed Products” would not apply thereto.
1.36 “Other Licensed Product” means any product or service the performance, manufacture, provision, use, sale, offer for sale or importation of which would, in the absence of the license granted by this Agreement with respect to the Other Company Intellectual Property, infringe any of the Other Company Intellectual Property; or any product or service that could not practically have been developed, produced or performed but for use of Other Company Intellectual Property.

1.37 “Patents” means any patent application or patent anywhere in the world, including all of the following categories of patents and patent applications, and their foreign equivalents: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.
1.38 “Permitted Deductions” has the meaning specified in Section 1.30.
1.39 “Permittee” means a Person which Licensee directly or indirectly enables to make, as the seller, the first sale of units of Products to customers (which are not Affiliates of such Person). For example and without limitation, Permittees might include:
a.A Person which acquires Licensee and which, although formally maintaining the existence of Licensee as a subsidiary, causes Licensee to formally or informally acquiesce in the acquirer or an Affiliate of the acquirer acting (other than through and within the Licensee entity) as if it was the acquirer of or in-licensee of or holder of a right to Commercialize a Product, a Product program, a Taurus Antibody, any Genus-Bos Company Intellectual Property or any Other Company Intellectual Property even though the acquirer or Affiliate of the acquirer has not actually and formally so acquired or so in-licensed or been so granted such right;
b.A Person which acquires or licenses-in a Product program of Licensee or a Product;
c.A Person which acquires or licenses-in a Taurus Antibody program of Licensee or a Taurus Antibody or any Genus-Bos Company Intellectual Property;
d.A Sublicensee or (even if somehow not a Sublicensee) a Person which acquires or licenses-in an Other Licensed Product program of Licensee or Other Licensed Product or any Other Company Intellectual Property;
e.A Person to whom Licensee (or someone enabled by Licensee, which might without limitation include another Permittee) sells Taurus Antibodies to permit such Person to Commercialize such Taurus Antibodies or to Commercialize associated Antibody Products;
f.A Person to whom Licensee grants rights to Commercialize Taurus Antibodies, if such Person Commercializes Antibody Products with such Taurus Antibodies, or to Commercialize Antibody Products (or Other Licensed Products); provided that an organization providing

Exhibit 10.4
contract manufacturing services to Licensee, an Affiliate or a Permittee in relation to a Product shall not merely as a result thereof be considered a Permittee with respect to such Product; or
g.In the case where any Person such as in items (a)-(f) above sells Products to unaffiliated parties via such Person's Affiliate (e.g., a distribution arm), such Affiliate.
(So, for example, if Licensee licenses-out an Antibody Product program to X , X “sells” a unit of Product to X’s distribution subsidiary Y, and Y sells the unit of Product to unaffiliated wholesaler Z, X is a Permittee because Licensee authorized X to make a first sale, Y is also a Permittee, the transfer from X to Y does not generate Net Sales, the transfer from Y to Z does generate Net Sales, and the transfer from Z to retail outlets and thence to end users does not generate Net Sales.)
It is acknowledged and agreed that, for example, if Licensee, its Affiliate or a Permittee manufactures Products itself (or has Product manufactured on its behalf by a contract manufacturing organization) and sells them to an unaffiliated distributor, wholesaler or reseller, such unaffiliated distributor, wholesaler or reseller is not thereby a Permittee (because the first sale of Products would be the sale by Licensee, such Affiliate or such Permittee to such unaffiliated distributor, wholesaler or reseller, rather than by such unaffiliated distributor, wholesaler or reseller to its own customers).
It is understood that although every Sublicensee is a Permittee, the provisions of this Agreement which are stated to be applicable to Permittees generally but which are stated in this Agreement not to be applicable to Sublicensees shall not be applicable to Sublicensees.
1.40 “Permittee-Enabling Agreement” has the meaning specified in Section 3.1.
1.41 “Person” means any person or entity or authority.
1.42 “Post-Taurus Patents” means Patents with respect to one or more particular Taurus Antibodies or Products.
1.43 “Preclosing-Program Partnering Income” means all Licensee revenue (all gross cash amounts and the cash fair market value (determined by independent appraisal) at the time of receipt of all non-cash considerations) in respect of Permittee-Enabling Agreements for Taurus Antibodies (or associated Antibody Products) that bind to IL-15, specifically including all upfront payments and development milestone payments, but specifically excluding all payments in the nature of royalties or bona fide post-First-Commercial-Sale commercialization milestone payments, all bona fide fees or payments for Licensee services and all payments for patent prosecution and maintenance.
1.44 “Product” means an Antibody Product or an Other Licensed Product. It is understood that although every Other Licensed Product is a Product, the provisions of this Agreement which are stated to be applicable to Products generally but which are stated in this Agreement not to be applicable to Other Licensed Products shall not be applicable to Other Licensed Products.
1.45 “Provisional IL-15 Patent” means United States provisional Patent No. 62/925,740 (“Chimeric Cytokine Modified Antibodies and Methods of Use Thereof”).
1.46 “Receiving Party” has the meaning specified in Section 5.1.

Exhibit 10.4
1.47 “Scripps License” means the Exclusive License Agreement dated as of July 2, 2020 between Taurus and The Scripps Research Institute, as it may hereafter be amended.
1.48 “Selling Parties” has the meaning specified in Section 1.30.
1.49 “Sublicensee” means a sublicensee pursuant to Section 2.1(c) as to Other Company Intellectual Property.
1.50 “Taurus Antibody” means a molecule or a gene encoding a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains, or any existing or future fragments, variants, fusion proteins, sequences, modifications or derivatives of (or in a series beginning with) such molecule or gene, discovered or generated by or for Licensee (other than as a CRO for Taurus) in connection with an antibody discovery campaign using the Genus-Bos Company Intellectual Property.
1.51 “Taurus Indemnitee” has the meaning specified in Section 7.2.
1.52 “Taurus Patent” means a Patent included in the Genus-Bos Company Intellectual Property or the Other Company Intellectual Property.
1.53 “Term” has the meaning specified in Section 8.1.
1.54 “Third Party” means any Person other than (a) Taurus, (b) Licensee or (c) an Affiliate of Taurus or of Licensee.
1.55 “Third Party Claim” has the meaning specified in Section 7.1.
1.56 “Valid Claim” means, with respect to a particular Taurus Antibody or Product (or its use) in a particular jurisdiction, a claim of any issued Patent that has (a) not (i) expired, lapsed or been abandoned, revoked, cancelled, disavowed, dedicated to the public or disclaimed or (ii) been found (in a decision that is unappealed and no longer appealable) to be unpatentable, invalid or unenforceable by a court, national or regional patent office or other appropriate body that has competent jurisdiction in the subject country and (b) would be infringed by an unauthorized Person making, having made, selling, offering to sell, using or importing such Product (or a biosimilar version of such Product) in such jurisdiction. (It is understood that the relevant Patent need not be on a discovery or invention by Taurus or its personnel or Licensee or its personnel and need not be issued to Taurus or its personnel or Licensee or its personnel or the parties’ Affiliates.)
2.License and Ownership.
2.1 License.
a.Subject to compliance with all of the terms and conditions of this Agreement and during the Term, Taurus hereby grants to Licensee (inclusive of Minotaur Therapeutics, Inc.’s Controlled Affiliates) a worldwide, non-assignable, non-sublicensable license under the Genus-Bos Company Intellectual Property to use the Genus-Bos Company Intellectual Property for generation of Taurus Antibodies with an eye to Antibody Products. As to the field of use consisting of generation of Taurus Antibodies that incorporate IL-15 or bind to Kv1.3, with an eye to associated Antibody Products, such license shall be exclusive as to Patents and non-exclusive as to Genus-Bos Company Intellectual Property other than Patents; as to the field of use consisting of generation of Taurus Antibodies that bind

Exhibit 10.4
to targets other than an IL-15 receptor or Kv1.3, with an eye to associated Antibody Products, such license shall be non-exclusive. For avoidance of doubt: the license granted in this Section 2.1(a) does not include any right to exploit the OmniCowChicken (i.e., a transgenic chicken animal (gallus gallus) that has some incorporated genetic material encoding components of bovine (bos taurus) antibodies) or any other non-genus-bos animal with genus-bos genes.
b.Notwithstanding Section 2.1(a) above and notwithstanding any provision in the Agreement to the contrary, no license is granted for the use of intellectual property within the Genus-Bos Company Intellectual Property for the purpose of generating, discovering, researching, developing, or making or having made Taurus Antibodies that specifically bind to any of the following therapeutic targets and a principal therapeutic mechanism of action of which is mediated as a result of such binding: H-Ras, K-Ras, N-Ras, USP7, USP46, USP12, USP9x or UAF1. If any of the targets specified in the preceding sentence hereafter becomes available to Taurus licensees generally, Taurus shall notify Licensee that such target has now become included in the license.
c.Subject to compliance with all of the terms and conditions of this Agreement and during the Term, Taurus hereby grants to Licensee (inclusive of Minotaur Therapeutics, Inc.’s Controlled Affiliates) a non-exclusive, worldwide, royalty-bearing license under the Other Company Intellectual Property to make, have made, provide, have provided, use, have used, sell, have sold, offer to sell and import Other Licensed Products. Licensee shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee pursuant to this Section 2.1(c), although any sublicense granted under this Section 2.1(c) shall be subject in all respects to the applicable provisions contained in this Agreement and, in the event of a conflict between this Agreement and the terms of any such sublicense, the terms of this Agreement shall control. Licensee shall forward to Taurus a copy of any and all fully executed sublicense agreements granted under this Section 2.1(c) within thirty (30) days of execution, provided that Licensee may redact from any such sublicense agreement any financial information and any sensitive or proprietary information that is not necessary to ascertain compliance with this Section 2.1(c). Licensee shall at all times be and remain responsible for the compliance by any non-Sublicensee Permittee or Sublicensee with the terms and conditions of this Agreement which are expressly applicable to non-Sublicensee Permittees or Sublicensees, respectively, including the payment of all amounts that may become due hereunder as a result of any such non-Sublicensee Permittee’s or Sublicensee’s activities. Also, where Licensee has expressly agreed in this Agreement to “cause” its Permittee to do or not do a thing, Licensee is responsible and liable to Taurus if the Permittee fails-to-act/acts otherwise (inasmuch as Licensee will thereby have breached its agreement to cause the Permittee to do or not do the thing).
2.2 Provisional IL-15 Patent. Taurus shall forthwith make a quitclaim assignment to Licensee of the Provisional IL-15 Patent as well as any and all related rights, including as to (i) all patent applications filed either from the Provisional IL-15 Patent or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (ii) any and all patents that issue from the foregoing patent applications, (iii) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications, and (iv) all counterparts of any of the foregoing in any jurisdiction throughout the world.
2.3 Patents. As between the parties, Taurus shall have the sole responsibility and right (but not an obligation) to file, prosecute, maintain, defend and enforce Taurus Patents, in its sole discretion and at its

Exhibit 10.4
own expense and Licensee, its Affiliates and its Permittees shall have the sole responsibility and right (but not obligation) to file, prosecute, maintain, defend and enforce Post-Taurus Patents, in the sole discretion of Licensee/ its Affiliates/ its Permittees and at the expense of Licensee/ its Affiliates/ its Permittees. Provided, that if Taurus decides that it does not wish to continue to file, prosecute, maintain, defend and enforce, or otherwise decides to abandon, any Taurus Patent in any one or more jurisdictions, it shall give Licensee at least 30 calendar days advance written notice of such proposed abandonment. If during such 30 days Licensee requests Taurus to assign all rights in and to such Taurus Patent in such jurisdiction(s) to Licensee and delivers to Taurus a written undertaking by Licensee to file, prosecute, maintain, defend and enforce such Taurus Patent in such jurisdiction(s) at the sole expense of Licensee/ its Affiliates/ its Permittees, Taurus shall deliver a quitclaim assignment of such Taurus Patent in such jurisdiction(s) to Licensee.
2.4 Reservation of Rights. Except for the rights specifically and unambiguously granted in this Agreement, no right or license under any intellectual property owned or in-licensed by any of the parties is hereunder granted or implied. Nothing herein shall be construed to limit or restrict, in any manner, Taurus’ ability to use or exploit, or allow any Person to use or exploit, the Genus-Bos Company Intellectual Property or the Other Company Intellectual Property, or any materials derived or developed therefrom (including antibodies or pharmaceutical products), outside the express scope of this Agreement. Accordingly, and without limitation, Licensee understands and agrees that Taurus’ and its other licensees’ work may, in certain instances, result in the production of similar or identical antibodies to the Taurus Antibodies or similar products as the Other Licensed Products. Furthermore, Licensee has no target exclusivity rights as it relates to any Genus-Bos Company Intellectual Property.
2.5 Future-Created Target Exclusivity. Taurus shall not hereafter establish any target exclusivity for its own account for any target unless such exclusivity applies (at least prospectively) as to all Taurus licensees and does not apply to any Licensee campaign or post-campaign program which was ongoing at the time the target exclusivity was established. Taurus shall not hereafter establish any target exclusivity for any non-Licensee Taurus licensee for any target unless such exclusivity applies (at least prospectively) as to all other Taurus licensees and does not apply to any Licensee campaign or post-campaign program which was ongoing at the time the target exclusivity was established.
2.6 Ownership. Licensee agrees that Taurus owns and shall own any and all Minotaur-Developed Technology and all intellectual property rights therein. Licensee hereby makes (and agrees also to hereafter make) all assignments necessary to accomplish the foregoing ownership and agrees to forthwith technology-transfer to Taurus, without charge, any existing or future Minotaur-Developed Technology. It is understood that Minotaur-Developed Technology, owned by Taurus, is included within the Section 2.1(a) license (subject to the exclusion, from Taurus’ license grant, in the last sentence of Section 2.1(a)). It is further understood that the Provisional IL-15 Patent and its foreign equivalents, and utility, divisional, continuation, continuation-in-part, and substitution applications thereon, and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights thereon, do not constitute Minotaur-Developed Technology for the purposes of this Section. Notwithstanding any provision in this Agreement to the contrary: (i) the provisions of this Section 2.6 shall not be binding on any Person other than the actual Licensee hereunder and its Controlled Affiliates; except (ii) in the case of a bona fide arm’s-length Assignment of Licensee which is not structured to formally maintain the existence of Licensee as a subsidiary (e.g., a direct merger, or an asset sale), then even when (as required by Section 10.13) the acquirer agrees to assume all covenants, agreements, obligations, liabilities and duties of Licensee under this Agreement, it is expressly agreed this Section 2.6 shall thereafter apply to all pre-Assignment Minotaur-Developed Technology (of Minotaur Therapeutics, Inc. and its Controlled Affiliates) and all intellectual property rights therein, but shall not apply to any pre-Assignment technology of the acquirer or its other Affiliates or any intellectual property of the acquirer or its other Affiliates associated with such pre-Assignment technology

Exhibit 10.4
of the acquirer or its other Affiliates and shall not apply to any post-Assignment technology or any intellectual property of the acquirer or its other Affiliates associated with such post-Assignment technology.
3.Commercialization and Covenants.
3.1 Commercialization. Licensee is authorized to, and covenants and agrees to use its commercially reasonable efforts to, bring about ultimately (with the protection of Taurus’ interests intact) the development of Antibody Products, the obtaining of regulatory approval for Antibody Products and the manufacturing, commercialization and sale of units of Antibody Products and to generate Net Sales therefrom, source and, when relevant, enter into agreements to authorize Permittees and/or to license Post-Taurus Patents to commercial third parties (in each case, and inclusive of agreements and arrangements which grant such Person an option or right to become a Permittee with respect to one or more specific Taurus Antibodies to specific targets or with respect to one or more specific Antibody Products and/or to obtain a license to Post-Taurus Patents with respect to one or more specific Taurus Antibodies to specific targets or with respect to one or more specific Antibody Products, or any equivalent arrangement, a “Permittee-Enabling Agreement”; it being understood that any such an agreement or arrangement with respect to an Other Licensed Product would also be within the defined term “Permittee-Enabling Agreement”). Licensee is authorized to bring about ultimately (with the protection of Taurus’ interests intact) the development of Other Licensed Products, the obtaining of regulatory approval for Other Licensed Products and the manufacturing, commercialization and sale of units of Other Licensed Products and the generation of Net Sales therefrom, including by entering into Permittee-Enabling Agreements therefor. It is understood, however, that Licensee shall also itself have the right to (for and on its own account) directly research, develop, obtain regulatory approval for, make, have made, use, sell, offer for sale, distribute, promote, import, export, and (subject to this Section 3.1 and Section 3.3) out-license or otherwise commercially exploit units of Taurus Antibodies or Products directly, as well as to (for and on its own account) directly file, prosecute, maintain, defend and enforce any and all Post-Taurus Patents for each particular Taurus Antibody and/or Product. Licensee covenants and agrees not to enter into any Permittee-Enabling Agreement which purports to grant a Permittee rights as to all Taurus Antibodies/ Antibody Products or as to a set of Taurus Antibodies/ Antibody Products that is not bona fide specific, except as part of a bona fide partnership, collaboration or co-research or co-development arrangement expressly permitted pursuant to the provisions of Section 3.5.

3.2 Allocation of Responsibility. As among the parties, Licensee owns all right, title and interest in and to any and all Taurus Antibodies and any related Antibody Products, and all intellectual property rights related thereto, including each Post-Taurus Patent covering or claiming any of the foregoing. As among the parties, but subject to all provisions of this Article 3, Licensee has the sole responsibility to research, develop, obtain regulatory approval for and Commercialize each Taurus Antibody and/or Product, and to file, prosecute, maintain, defend and enforce any and all Post-Taurus Patents for each particular Taurus Antibody and/or Product. As among the parties, Licensee is responsible for its own expenses and risks.

3.3 Permittees. Licensee shall have the right to enable Permittees (including, as applicable, Sublicensees), consistent with Section 3.1; provided, however, that enabling one or more Permittees does not relieve Licensee of any of its obligations hereunder and provided, further, that Licensee agrees not to enable any Permittee unless Licensee binds such Person in writing to terms no less protective of Taurus than those expressly set forth herein for Permittees (including conformity with Section 4.5(d), and also including the obligation to bind in writing the next Person in the chain of Permittees to such terms no less protective of Taurus than those expressly set forth herein for Permittees). Such writing shall name Taurus as an express third-party beneficiary thereof, and Licensee shall (or shall cause the other enabling Person to) reasonably promptly deliver to Taurus a true and complete copy of such writing, provided that Licensee (or such other enabling Person) may redact from such writing any financial information and any sensitive or proprietary information that is not necessary to

Exhibit 10.4
ascertain compliance with this Section 3.3. For the avoidance of doubt, it is not required that a Permittee pay Net Sales Payments directly to Taurus. Licensee shall ensure that all of its Permittees comply with the applicable terms and conditions of this Agreement. Licensee is responsible and liable to Taurus for all actions and omissions of Permittees that would be a breach of any obligations of Permittees expressly contemplated under this Agreement (and, where Licensee has expressly agreed in this Agreement to “cause” its Permittee to do or not do a thing, Licensee is responsible and liable to Taurus if the Permittee fails-to-act/acts otherwise (inasmuch as Licensee will thereby have breached its agreement to cause the Permittee to do or not do the thing)), and Taurus shall have the right to proceed directly against Licensee without any obligation to first proceed against any such Permittee.

3.4 Affiliates. Minotaur Therapeutics, Inc. shall ensure that all of its Controlled Affiliates comply with the obligations, limitations, restrictions and conditions and other terms and conditions of this Agreement (as if applicable to them as parties hereto). In addition, Minotaur Therapeutics, Inc. is responsible and liable to Taurus for all actions and omissions of Minotaur Therapeutics, Inc.’s Controlled Affiliates that would be a breach of any of Minotaur Therapeutics, Inc.’s obligations under this Agreement if such action were done or omitted by Minotaur Therapeutics, Inc. hereunder. The foregoing sentence is not in derogation of Taurus’ right to proceed directly against any Controlled Affiliate for any breach by the Controlled Affiliate of its own obligations under this Agreement.
3.5 Restrictive Covenant. Licensee covenants not to, during the Term, use or allow a Permittee to use any Genus-Bos Company Intellectual Property to offer antibody discovery, generation, research or development services through any means (including through performing generation/discovery research/development as a CRO) where the subject or objective of such services is a long/ultralong H3 antibody; provided, however, that this covenant shall not apply to any of the following: (i) services for or on behalf of or at the express request of Taurus or any of its Affiliates; (ii) services for or on behalf of Licensee or any of its Affiliates; (iii) any arrangement in which Licensee or any of its Affiliates performs such services as part of a broader bona fide partnership, collaboration or co-research or co-development arrangement associated with one or more antibodies already identified prior to Licensee or any of its Affiliates joining such bona fide partnership, collaboration or co-research or co-development arrangement; and (iv) provision of such services as part of a partnership, collaboration or co-research or co-development arrangement where Taurus has consented to Licensee or any of its Affiliates providing such services (which consent will be assumed, for this purpose, if Taurus has not responded within 45 days after Licensee’s request for such consent so long as such request includes disclosure by Licensee of the proposed terms for such arrangement).
4.Financial Terms.
4.1 Contribution to Capital. In partial consideration of the licenses and rights granted to Taurus under this Agreement, Taurus shall make non-creditable contributions in cash to the capital of Licensee as follows (which shall aggregate $2,500,000):
a.$500,000 within 10 days after the Effective Date;
b.$1,000,000 on the first business day following January 1, 2021; and
c.$1,000,000 on the first business day following January 1, 2022.
4.2 Net Sales Payments.

Exhibit 10.4
a.Net Sales Payments. In further consideration of the rights granted to Licensee hereunder, and in addition to all other amounts payable pursuant to this Agreement, Licensee shall make Net Sales Payments to Taurus, on a Product-by-Product basis, on a calendar quarterly basis, in an amount equal to 3% of worldwide Net Sales (regardless of whether such Net Sales, or any portion thereof, are attributable to the Scripps License – although, for the avoidance of doubt, Taurus shall be responsible for all payments required to be made under the Scripps License).
b.Calculation Clarifications. For the purposes of Section 4.2(a), (i) the “Net Sales” amount attributable to sales (of a particular Product) made in a country after the expiration of the Net Sales Payment Term for such Product in such country shall be deemed to be zero; and (ii) Net Sales of Combination Products and Bundled Combinations shall be calculated pursuant to Section 1.30.
4.3 Partnering Revenue for IL-15 Program. In further consideration of the rights granted to Licensee hereunder, and in addition to all other amounts payable pursuant to this Agreement, Licensee shall pay to Taurus, on a calendar quarterly basis, an amount equal to 10% of worldwide Preclosing-Program Partnering Income (regardless of whether such Preclosing-Program Partnering Income, or any portion thereof, is attributable to the Scripps License – although, for the avoidance of doubt, Taurus shall be responsible for all payments required to be made under the Scripps License).

4.4 Reports. Licensee agrees to, within 25 calendar days after the conclusion of the calendar quarter in which the First Commercial Sale (anywhere) of any Product occurs (or, if earlier, the conclusion of the first calendar quarter in which any receipt of Preclosing-Program Partnering Income occurs) and after the conclusion of each successive calendar quarter until the end of the first full calendar quarter after the end of the last to expire Net Sales Payment Term, deliver to Taurus a verbal or written non-binding initial estimate of Net Sales and Net Sales Payments due to Taurus (including a breakdown of how much of such Net Sales and Net Sales Payments is and how much is not attributable to the Scripps License) and of Preclosing-Program Partnering Income sharing due to Taurus (including a breakdown of how much of such Preclosing-Program Partnering Income is and how much is not attributable to the Scripps License), followed by, within 35 calendar days following the conclusion of the calendar quarter in which the First Commercial Sale (anywhere) of any Product occurs (or, if earlier, the conclusion of the first calendar quarter in which any receipt of Preclosing-Program Partnering Income occurs) and after the conclusion of each successive calendar quarter until the end of the first full calendar quarter after the end of the last to expire Net Sales Payment Term, a final written Net Sales Payments and Preclosing-Program Partnering Income sharing report. Each final written Net Sales Payments and Preclosing-Program Partnering Income sharing report shall be accompanied by the Net Sales Payments and Preclosing-Program Partnering Income sharing due, shall be in a form reasonably acceptable to Taurus, and shall set forth, on a Product-by-Product and country-by-country basis, Net Sales for such calendar quarter, including identification of each Selling Party (and the Net Sales applicable to each), the gross amounts invoiced (or otherwise charged) and the aggregate amounts for each respective Permitted Deductions category, and a breakdown of how much of such Net Sales and Net Sales Payments is and how much is not attributable to the Scripps License, as well as Preclosing-Program Partnering Income sharing for such calendar quarter, including a breakdown of how much of such Preclosing-Program Partnering Income is and how much is not attributable to the Scripps License. (It is understood that even if Licensee fails to provide a final written Net Sales Payment and Preclosing-Program Partnering Income sharing report as to a calendar quarter, the Net Sales Payment and Preclosing-Program Partnering Income sharing are nonetheless due 35 calendar days following the conclusion of the calendar quarter.)

4.5 Records.
a.Maintenance. Licensee agrees to keep (and Licensee agrees to cause its Permittees, Affiliates and Sublicensees to keep) complete and accurate books and records pertaining to

Exhibit 10.4
such Person’s Commercialization activities related to the Taurus Antibodies, Antibody Products and Other Licensed Products (including sales of Products) for a period of at least three years after the relevant payment is owed to Taurus pursuant to this Agreement. Without limitation, it is required that such books and records be in sufficient detail to identify Licensee’s Permittees (and whether the Permittee is a Sublicensee) and confirm the accuracy of Net Sales Payment calculations made hereunder. The record-keeping obligations and inspection rights in this Section 4.5 supplement, and do not replace or supersede, any similar rights or obligations hereunder.
b.Annual Report. Within 45 days after each anniversary of the Effective Date, Licensee shall deliver to Taurus a written report, in a form reasonably acceptable to Taurus, detailing the progress of Licensee’s (and its Affiliates’ and any relevant Third Parties’) research, development, and Commercialization activities related to Genus-Bos Company Intellectual Property, Taurus Antibodies, Antibody Products and Other Licensed Products, during the previous 12-month period, together with the outlook as to such research, development, and Commercialization activities for the upcoming 12-month period. Such report shall, at a minimum: (i) identify each Permittee of each respective Taurus Antibody and Product, (ii) include an itemized calculation of all Net Sales (if any) and Preclosing-Program Partnering Income (if any) during such previous 12-month period, on a Product-by-Product and country-by-country basis, including identification of each Selling Party (and the Net Sales applicable to each), the gross amounts invoiced (or otherwise charged) and the aggregate dollar amounts for each respective Permitted Deductions category, and (iii) provide good faith projections of Net Sales Payments and Preclosing-Program Partnering Income sharing payments for the upcoming 12-month period.
c.Disclosure of Post-Taurus Patents. On an annual basis no later than February 14, Licensee shall deliver to Taurus written notice of the filing of any Post-Taurus Patent application filed during the preceding calendar year in any jurisdiction covering the composition of matter of or use of any Taurus Antibody or Product and the applicable patent application number.
d.Records Examination (“Audit”).
i.Licensee agrees to (and agrees to cause each Affiliate of Licensee to) upon written request of Taurus permit its books and records to be examined no more than once per calendar year by an independent certified public accountant from a nationally or regionally recognized accounting firm selected by Taurus to verify the accuracy of the Net Sales Payments under Section 4.2 and the Preclosing-Program Partnering Income sharing payments under Section 4.3, upon written notice given at least seven days in advance. Any such examiner shall enter into a reasonable and customary confidentiality agreement before commencing any such examination and shall not disclose Licensee’s Confidential Information to Taurus, except as is required to verify the accuracy of the Net Sales Payments. Such examination is to be made during normal business hours and may cover: (i) the books and records for sales made (and corresponding Permitted Deductions) in any calendar year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior examination. Such examination shall be at the expense of Taurus, except in the event that the results of the examination reveal an underpayment of Net Sales Payments by Licensee of 5% or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to Taurus, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, then Licensee agrees to pay to Taurus such deficiency within 20 days after Licensee’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 4.8, and, if applicable pursuant to the previous

Exhibit 10.4
sentence, the costs and expenses of the examination. The results of any such examination shall be Licensee’s Confidential Information.
ii.Licensee specifically agrees to cause the applicable non-Sublicensee Permittee or the applicable Sublicensee to upon written request of Taurus permit its books and records to be examined no more than once per calendar year by an independent certified public accountant from a nationally or regionally recognized accounting firm selected by on behalf of Taurus to verify the accuracy of the Net Sales Payments under Section 4.2 and the Preclosing-Program Partnering Income sharing payments under Section 4.3, upon written notice given at least seven days in advance. Any such examiner shall enter into a reasonable and customary confidentiality agreement before commencing any such examination and shall not disclose the non-Sublicensee Permittee’s or the Sublicensee’s Confidential Information to Taurus, except as is required to verify the accuracy of the Net Sales Payments. Such examination is to be made during normal business hours and may cover: (i) the books and records for sales made (and corresponding Permitted Deductions) in any calendar year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior examination. Such examination shall be at the expense of Taurus, except in the event that the results of the examination reveal an underpayment of Net Sales Payments and Preclosing-Program Partnering Income sharing payments by Licensee of 5% or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to Taurus, if such amounts have already been paid) by Licensee. If the examination establishes that Licensee underpaid any amounts due hereunder, then Licensee agrees to pay to Taurus such deficiency within 20 days after Licensee’s receipt of a written report thereof, including interest thereon at the rate set forth in Section 4.8, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination.
4.6 Method of Payment. All payments due to Taurus under this Agreement shall be paid in United States Dollars by wire transfer to a bank in the United States designated in writing by Taurus. All references to “dollars” or “$” herein shall refer to United States Dollars. All amounts paid hereunder are non-refundable and non-creditable.
4.7 Taxes. Any amounts payable by Licensee to Taurus hereunder are exclusive of and shall not be reduced on account of any taxes unless required by Applicable Law. Licensee agrees to deduct and withhold from any such payments due hereunder any taxes that it is required by Applicable Law to withhold, and agrees to then remit the remaining payment (net of tax withheld) to Taurus, pay the amounts of such withheld taxes to the proper governmental authority in a timely manner, promptly notify Taurus of the amount and recipient of the payment to the governmental authority, and promptly thereafter transmit to Taurus official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as is available to Licensee and which Taurus may reasonably request, to establish that such taxes have been withheld and paid. Notwithstanding the foregoing, the parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of Net Sales Payments and other payments by Licensee to Taurus under this Agreement. If Taurus is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, then it may deliver to Licensee or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax. In such case Licensee agrees to apply the reduced rate of withholding, or not withhold, as the case may be. Each party agrees to provide the other party(ies) with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party from whose payment tax was withheld.

Exhibit 10.4
4.8 Late Payments. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment. Cumulative with and not exclusive of any and all other available remedies, payments that are not made when due hereunder shall (except for any portions thereof which are subject to a good faith dispute) accrue interest, from due date until paid, at the lower of 1.0% per month or the highest rate permitted under Applicable Law.
5.Confidentiality.
5.1 Definition. Licensee and Taurus each recognize that during the Term and for the period in which payments may be due pursuant to Section 4.2 and/or Section 4.3, or in which such payments may be subject to examination pursuant to Section 4.5(d), a party (the “Disclosing Party”) may from time to time elect to or may be required by express provisions of this Agreement to provide its Confidential Information (as defined herein) to the other party to this Agreement (the “Receiving Party”). It shall be deemed for purposes hereof that the Disclosing Party’s Confidential Information is highly valuable, and that untoward disclosure of or use of such Confidential Information would be highly prejudicial to the Disclosing Party. The disclosure and use of Confidential Information shall be governed by the provisions of this Article 5. For purposes of this Agreement, “Confidential Information” means all information disclosed by the Disclosing Party to the Receiving Party during the Term and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally or visually to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days after such oral or visual disclosure. Moreover, and notwithstanding anything to the contrary, (a) except to the extent licensed back to Licensee as set forth herein, the Minotaur-Developed Technology, and all intellectual property rights therein, are Confidential Information of Taurus and are deemed disclosed by Taurus as the Disclosing Party (and it is expressly agreed that the exceptions in Sections 5.3(b) and 5.3(d) do not apply to them); (b) the terms of this Agreement are Confidential Information of Taurus and are deemed disclosed by Taurus as the Disclosing Party (and it is expressly agreed that the exceptions in Sections 5.3(b) and 5.3(d) do not apply to them); and (c) the sequence information (whether as to amino acid sequence or nucleic acid sequence) with respect to each Taurus Antibody is Confidential Information of Licensee and is deemed disclosed by Licensee as the Disclosing Party (and it is expressly agreed that the exceptions in Sections 5.3(b) and 5.3(d) do not apply to it).
a.Third Party Information. The parties acknowledge that the defined term “Confidential Information” (of a Disclosing Party) shall include not only the Disclosing Party’s own Confidential Information but also Confidential Information of an Affiliate or of a Third Party which is in the possession of such Disclosing Party.
5.2 Obligations. Each party agrees to take such action to preserve the confidentiality of the other party’s Confidential Information as it would customarily take to preserve the confidentiality of its own similar Confidential Information (but in no event less than a reasonable standard of care). No party shall use Confidential Information of the other party except as expressly allowed by and for the purposes of this Agreement. Each party agrees and acknowledges that it may disclose the other party’s Confidential Information to its own (or its Controlled Affiliates’) managers, directors, officers, employees, consultants, Third Party service providers, attorneys, accountants, bankers, lenders, agents, Permittees (including Sublicensees) or collaborators, but in each case only if and to the extent necessary to carry out the party’s responsibilities under this Agreement or in accordance with the exercise or enforcement of the party’s rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, no party shall disclose Confidential Information of an other party to any Person without the other party’s prior written consent, except that a party may, to the extent necessary, disclose the terms

Exhibit 10.4
and existence of this Agreement to its actual and bona fide potential investors, acquirers, lenders, Permittees (including Sublicensees) or collaborators on a confidential basis in connection with an actual or potential investment, acquisition, license or collaboration (as applicable). In all events, however, any and all disclosure shall be pursuant to the terms of a written non-disclosure/nonuse agreement with terms and conditions at least as protective of the Confidential Information as those set forth in this Article 5 (or, in the case of attorneys, to a duty and obligation of nondisclosure/nonuse pursuant to the applicable rules of the profession). The Receiving Party which disclosed Confidential Information of the other to any Third Party (or to any Affiliate or other Person) shall be responsible and liable to the Disclosing Party for any disclosure or use or other actions and omissions by such Third Party/Affiliate/other Person (or its disclosees) which would be a breach of any of the Receiving Party’s obligations under this Agreement if such act were done or omitted by the Receiving Party itself.
5.3 Exceptions. The obligations under this Article 5 shall not apply to any information, or portion thereof, to the extent the Receiving Party can demonstrate by competent evidence that such information:
a.is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public through no fault of and or without violation of any duty of confidentiality of the Receiving Party or its disclosees;
b.was at the time of disclosure already in the Receiving Party’s possession with no duty of confidentiality, and such prior possession can be demonstrated by the Receiving Party’s competent, contemporaneous written evidence;
c.is rightfully received by the Receiving Party on a non-confidential basis from a Third Party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party and who, to the Receiving Party’s best knowledge, did not obtain such information, directly or indirectly, from the Disclosing Party; or
d.is independently developed by or for the Receiving Party, in either case solely by personnel without any access to or use of the Confidential Information provided by the Disclosing Party, as shown by Receiving Party’s contemporaneous written records.
5.4 Disclosure Pursuant to Law or Order. The Receiving Party may disclose Confidential Information of the Disclosing Party pursuant to a requirement to so disclose under Applicable Law or a valid order of a court or arbitration tribunal, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure (and reasonably cooperates with such effort) and (c) taking into account the results of all efforts contemplated by subsection (b) above, discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose. For the avoidance of doubt, the Confidential Information disclosed pursuant to said Applicable Law or legal process remains confidential unless and until it falls under one of the exceptions set forth in Sections 5.3(a)-(d).
In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary to allow the Receiving Party to enforce its rights hereunder, subject to principles equivalent to those in the preceding paragraph of this Section 5.4.
5.5 Defend Trade Secrets Act / Whistleblowing. Pursuant to the United States Defend Trade Secrets Act of 2016, it is confirmed and agreed that no party shall have, and each party acknowledges that it shall not have, criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an

Exhibit 10.4
attorney, solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if such party files a lawsuit for retaliation by an other party for reporting a suspected violation of law, then such party may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding if such party (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

5.6 Public Announcements.
a.The parties shall mutually agree on a press release to be issued announcing execution of this Agreement. No party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other party with regard to the form, content, and precise timing of such announcement, except as may be required to be made by a party (or its parent company) in order to comply with Applicable Law, court orders, or tax or securities filings, any of which disclosures shall be made in accordance with the other applicable requirements of this Article 5. Such approval shall not be unreasonably withheld, conditioned or delayed by such other party. Before any such public announcement, the party wishing to make the announcement shall submit a draft of the proposed announcement to the other party sufficiently in advance of the scheduled disclosure to afford such other party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure, and the announcing party shall consider all reasonable comments of the other party regarding such disclosure.
b.Notwithstanding the above, once a public disclosure has been made without violation of this Section 5.6, a party shall be free to disclose to Third Parties any information contained in said public disclosure, without further pre-review or pre-approval, so long as such public disclosure does not indicate that such information remains true and correct if in fact it is no longer true and correct.
6.Representations and Warranties; Disclaimer.
6.1 Representations and Warranties of Each Party. Each party represents and warrants to the other parties that:
a.it is a limited liability company or corporation, as applicable, duly organized, validly existing, and in good standing under the laws of Delaware (or, in the case of Licensee, under the laws of California);
b.it has full power and authority to execute, deliver, and perform under each of this Agreement and the Master Services Agreement, and has taken all action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the Master Services Agreement and the consummation of the transactions contemplated by this Agreement and the Master Services Agreement;
c.each of this Agreement and the Master Services Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent

Exhibit 10.4
transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;
d.all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such party in connection with the execution and delivery of this Agreement and/or the Master Services Agreement have been obtained;
e.the execution and delivery of this Agreement and the Master Services Agreement and all other instruments and documents required to be executed pursuant to this Agreement and/or the Master Services Agreement do not, and the consummation of the transactions contemplated hereby and the party’s due performance of its obligations hereunder would not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder, or (iii) violate any Applicable Law; and
f.no Person has or will have, as a result of the transactions contemplated by this Agreement and/or the Master Services Agreement, any right, interest or valid claim against or upon such party for any commission, fee or other compensation as a finder or broker because of any act by such party or its Affiliates or agents.
6.2 Representations and Warranties of Licensee. Licensee hereby represents and warrants to Taurus as follows, with each of such representations and warranties being deemed to be independently given on and as of the Effective Date, on and as of the date Parent’s Section 4.1(b) contribution is received by Licensee and on and as of the date Parent’s Section 4.1(c) contribution is received by Licensee:
a.Compliance. Licensee has at all times complied in all material respects with all covenants and obligations in this Agreement and all covenants and obligations in the Master Services Agreement.
b.Changes. Since its formation, (i) except for actions taken in connection with this Agreement and the Master Services Agreement, Licensee has conducted its business in all material respects in the ordinary course, and (ii) there has not been any Licensee Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Licensee Material Adverse Effect.
c.Legal Proceedings. There is no pending or, to the Knowledge of Licensee, threatened material Legal Proceeding by or against Licensee or relating to Licensee or its properties or assets, nor is there any injunction, order, judgment, ruling or decree imposed upon Licensee, in each case, by or before any Governmental Entity.
d.Compliance with Legal Requirements; Governmental Authorizations. Licensee is in compliance in all material respects with all Legal Requirements applicable to Licensee. Licensee holds all Governmental Authorizations necessary for the lawful conduct of its business, and all such Governmental Authorizations are valid and in full force and effect. Licensee is in compliance with the terms of all Governmental Authorizations.
e.Environmental Matters.
i.Licensee is and always has been in compliance with (i) all applicable Legal Requirements concerning pollution or protection of the environment, including all those relating to

Exhibit 10.4
the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes (“Environmental Laws”), and (ii) any Governmental Authorizations required, issued, held or obtained under Environmental Laws for the operations of Licensee.
ii.There has been no violation of, and Licensee has never received any written notice or report regarding any actual or alleged violation of, any Environmental Law or any liabilities of Licensee arising under Environmental Laws. No event has occurred, and no circumstance exists, at any location or in connection with the business or assets of Licensee, in each case that to the Knowledge of Licensee could reasonably be expected to (with or without notice or lapse of time): (i) materially prevent, hinder or limit continued compliance with Environmental Laws; (ii) give rise to any investigatory, monitoring, remedial or corrective action obligations pursuant to Environmental Laws, which obligations are or would be material; or (iii) result in the imposition of any material Liability or costs pursuant to any Environmental Law.
f.Ordinary Course.
i.Licensee has since its formation conducted its business in the ordinary course of its business and not otherwise.
ii.Licensee has at all times exercised commercially reasonable efforts to (i) maintain its books and records (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices, and (ii) cause its consultants and counterparties to maintain books and records pertaining to Licensee matters (including both detailed and summary records of scientific data) in any and all tangible and intangible media, in accordance with commercially reasonable practices; and it and they have not destroyed any of such books and records.
g.Disclosure. No representation or warranty of Licensee in this Agreement contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
6.3 Disclaimer. Notwithstanding the representations and warranties set forth in this Article 6, Licensee acknowledges and accepts the risks inherent in antibody discovery campaigns and post-campaign programs and in attempting to develop and Commercialize any pharmaceutical product. There is no implied representation that any antibody discovery campaign or post-campaign program will generate or discover any desirable Taurus Antibodies or will otherwise be successful or that any Products can be successfully developed or Commercialized. LICENSEE ALONE ASSUMES THE ENTIRE RISK AND RESPONSIBILITY FOR THE PATENTABILITY, SAFETY, EFFICACY, PERFORMANCE, DESIGN, MARKETABILITY, TITLE AND QUALITY OF ALL TAURUS ANTIBODIES AND PRODUCTS, INCLUDING WHETHER SUCH TAURUS ANTIBODIES AND PRODUCTS INFRINGE ANY THIRD PARTY RIGHTS. The express warranties set forth in this Article 6 are provided in lieu of, and EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY PROVIDES, ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, AND EACH PARTY (FOR ITSELF AND ITS LICENSORS) DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit 10.4
Subject to Section 10.10, each party’s representations and/or warranties under this Agreement are solely for the benefit of the other party and may be asserted only by the other party and not by any Affiliate, non-Sublicensee Permittee, Sublicensee or Third Party (including any customer of the other party, its Affiliates or Permittees). Each party shall be solely responsible for all representations and warranties that it, its Affiliates, non-Sublicensee Permittees or Sublicensees make to any customer (or other Third Party), Affiliates, non-Sublicensee Permittees or Sublicensees. Except as expressly provided in this Article 6, ANYTHING PROVIDED BY OR ON BEHALF OF TAURUS PURSUANT TO THIS AGREEMENT IS PROVIDED “AS IS.”
7.Indemnification.
7.1 Indemnification of Licensee. Subject to Section 7.3 below, Taurus agrees to indemnify, hold harmless and defend Licensee and its Affiliates, and each of their respective managers, directors, officers, licensees, employees and agents (each a “Licensee Indemnitee”) from and against any and all losses, damages, liabilities, judgments, settlements, penalties, fines, costs and expenses (including the reasonable fees, costs and expenses of attorneys and other professionals) (collectively, “Losses”) payable to Third Parties, incurred by Licensee Indemnitees in connection with any and all suits, actions, investigations, claims or demands of a Third Party (collectively, “Third Party Claims”) relating to or arising from (a) Taurus’ breach of this Agreement, including any of its covenants, representations and warranties set forth herein; (b) any breach or violation of any Applicable Law by Taurus or its managers, officers, directors, employees or agents, in connection with the activities contemplated by this Agreement; or (c) the grossly negligent or willful misconduct of Taurus or its managers, officers, directors, employees or agents; and for each of subsections (a)-(c), all except to the extent that such Losses are primarily caused by a Licensee Indemnitee’s breach of Applicable Law, breach of this Agreement, gross negligence or willful misconduct.
7.2 Indemnification of Taurus. Subject to Section 7.3 below, Licensee agrees to indemnify, hold harmless and defend Taurus and its Affiliates, and each of their respective managers, directors, officers, licensors, employees and agents (each a “Taurus Indemnitee”) from and against all Losses payable to Third Parties, incurred by Taurus Indemnitees arising out of or resulting from Third Party Claims relating to or arising from (a) the research and development of Taurus Antibodies by Licensee or its Permittees or Sublicensees or other Licensee-authorized Persons; (b) the transactions in which, by license or assignment, etc., a Permittee becomes a Permittee; (c) manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Products by Licensee or its Permittees or Sublicensees or other Licensee-authorized Persons; (d) injuries or death to humans resulting from the use of any Taurus Antibody (or associated Product) manufactured or sold by Licensee or its Permittees or Sublicensees or other Licensee-authorized Persons, including claims based on negligence, warranty, strict liability or any other theory of product liability or a violation of Applicable Law; (e) Licensee’s breach of this Agreement, including any of its covenants, representations and warranties set forth herein; (f) any breach or violation of any Applicable Law by Licensee or any of Licensee’s managers, officers, directors, employees or agents, in connection with the activities contemplated by this Agreement, or (g) the grossly negligent or willful misconduct of Licensee or any of Licensee’s managers, officers, directors, employees or agents; and for each of subsections (a)-(g), all except to the extent that such Losses are primarily caused by a Taurus Indemnitee’s breach of Applicable Law, breach of this Agreement, gross negligence or willful misconduct.
7.3 Indemnification Procedure. The party or other Indemnitee intending to claim indemnification under this Article 7 (an “Indemnified Party”) shall promptly notify the opposed party (Licensee or Taurus, as the case may be) (the “Indemnifying Party”) of any Third Party Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly

Exhibit 10.4
caused by the delay or other deficiency), and (unless the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense) the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Third Party Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and participate in the defense thereof, with the fees and expenses to be paid at such Indemnified Party’s own expense (unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party). Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties. If the Indemnifying Party shall fail to assume in a timely manner the defense of and reasonably defend such Third Party Claim (or if the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense), the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable fees and expenses of counsel retained by the Indemnified Party and all other reasonable expenses of investigation and litigation. The Indemnifying Party shall not be liable for the indemnification of any Third Party Claim settled (or resolved by consent to the entry of judgment) by the Indemnified Party without the written consent of the Indemnifying Party, unless (in the scenario where the Indemnifying Party shall fail to assume in a timely manner the defense of and reasonably defend such Third Party Claim or in the scenario where the Indemnified Party reasonably determines, and notifies the Indemnifying Party of such determination, that the Indemnifying Party lacks the financial wherewithal to properly conduct such defense) the Indemnifying Party’s written consent is unreasonably withheld, conditioned or delayed. Also, if the Indemnifying Party shall control the defense of any such Third Party Claim, the Indemnifying Party shall have the right to settle such Third Party Claim; provided, that the Indemnifying Party agrees to obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Third Party Claim unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.
Regardless of who controls the defense, the other parties hereto agree to reasonably cooperate in the defense as may be requested. Without limitation, each party hereto which is not the Indemnifying Party and (if different) the Indemnified Party, and their respective managers, directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Third Party Claim.
7.4 Expenses. As the parties intend complete indemnification, all reasonable costs and expenses of enforcing any provision of this Article 7 shall also be reimbursed by the Indemnifying Party.
7.5 Insurance. Each party agrees to have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and agrees to upon request provide any other party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto, and agrees to comply with any reasonable request to have the (requesting) party named as an additional insured thereon.

Exhibit 10.4
8.Term and Termination.
8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided herein (the “Term”).
8.2 Termination for Breach. If a party should materially violate or materially fail to perform any material term or covenant of this Agreement, then the other party (Licensee or Taurus, as the case may be) may give written notice of such default to such party. If such party should fail to cure such default within 30 days (or 10 days with respect to any payment obligation not otherwise subject to a good faith dispute) after such notice, the other party (Licensee or Taurus, as the case may be) shall have the right to (in addition to and not in lieu of all other available rights and remedies) terminate this Agreement by giving a second written notice (a “Notice of Termination”) to such party. If Notice of Termination is given to such party, this Agreement shall automatically terminate on the effective date of such Notice of Termination. Notwithstanding the foregoing, if the breach, by its nature, is incurable, the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party. The parties agree that any failure by Licensee to pay when due (subject to the 10-day cure period) and as required 100% of any amount of money owing from Licensee to Taurus as is not disputed in good faith by Licensee (or, if some portion of the amount of money owing from Licensee to Taurus is not disputed in good faith by Licensee and the remaining portion is disputed in good faith by Licensee, 100% of the portion which is not disputed in good faith by Licensee) shall conclusively be deemed to constitute a “material” breach under this Agreement.
8.3 Termination for Bankruptcy, Etc. Licensee may, to the extent permitted by Applicable Law, terminate this Agreement immediately upon written notice to Taurus if Taurus files in any court or agency pursuant to any Applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Taurus or of its assets, or if Taurus is served with an involuntary petition against it, filed in any proceeding of such sort, and such petition is not dismissed within 60 days after the filing thereof, or if Taurus overtly proposes to dissolve or liquidate, or if Taurus makes an assignment for the benefit of its creditors. Taurus may, to the extent permitted by Applicable Law, terminate this Agreement immediately upon written notice to Licensee if Licensee files in any court or agency pursuant to any Applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee or of its assets, or if Licensee is served with an involuntary petition against it, filed in any proceeding of such sort, and such petition is not dismissed within 60 days after the filing thereof, or if Licensee overtly proposes to dissolve or liquidate, or if Licensee makes an assignment for the benefit of its creditors.
8.4 Termination for IP Challenge. Taurus may, but shall not be required to, terminate this Agreement with immediate effect upon written notice to Licensee if Licensee directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any claim of any Taurus Patent (a “Challenge”); provided that this provision shall not apply to the extent that such a provision is prohibited by Applicable Law or to the extent a Challenge is commenced by a Third Party that after the Effective Date acquires (or acquires the business assets of) or is acquired by (or its business assets are acquired by) Licensee, whether by stock purchase, merger, asset purchase, or otherwise, provided that all activities toward such challenge commenced before and not in anticipation of the closing of such acquisition. If, upon a Challenge, at least one claim of a Taurus Patent, which Taurus Patent is subject to the Challenge, survives the Challenge not being found invalid or unenforceable, then (a) Licensee agrees to pay all costs and expenses incurred by Taurus or any Affiliate of Taurus (including actual attorneys’ fees) in connection with defending the Challenge and (b) if a termination of this Agreement has not been effectuated the Section 4.2 Net Sales Payment rate for each Product shall be increased to 8% of Net Sales thereafter for the remainder of the applicable Net Sales Payment Term.

Exhibit 10.4
8.5 Termination for Convenience. Licensee may terminate the Agreement at its election upon 30 days’ notice at any time after the fourth anniversary of the date of this Agreement.
8.6 Effect of Termination.
a.Upon termination of this Agreement for any reason, all rights and licenses granted to Licensee hereunder (other than those provisions that expressly survive such termination) shall terminate; provided however, that subject to Licensee’s continuation of timely payments of Net Sales Payments and other amounts set forth in Sections 4.2 through 4.8 as provided herein, Licensee (subject to Section 3.1) and its Permittees may after such termination of this Agreement research, develop, seek regulatory approval for, manufacture, sell and Commercialize any Taurus Antibodies generated during the Term or related Products. The following provisions shall survive termination of this Agreement: 2.1(b), 2.3 (first sentence only), 2.6 (first sentence only – and only to the extent such Minotaur-Developed Technology had been invented, discovered, authored or created before termination but had not been assigned and technology-transferred before termination), 6.3, 8.4(a) (as to Challenges which were initiated before such termination), 8.4(b) and 8.6, and Article 4 (until all then-existing and future-arising payment obligations with respect to any Taurus Antibodies generated during the Term or related Products are satisfied) and Articles 3, 5, 7, 9 and 10. All previously accrued liabilities, whether or not for breach, shall also survive termination of this Agreement.
b.Within 10 days after the effective date of termination of this Agreement, Licensee shall pay to Taurus all still-unpaid amounts that have accrued pursuant to Article 4 and/or Article 7 on or before the effective date of termination. For the sake of clarity, Licensee shall make any payments pursuant to Article 4 and Article 7, which had not accrued by the effective date of termination, in accordance with the terms thereof. Upon termination of this Agreement, each Receiving Party, upon the Disclosing Party’s request, shall promptly return or destroy (at the Disclosing Party’s discretion) all the Confidential Information in its possession or control as Receiving Party, including all documents and materials in its possession or control (in whatever media) which constitute or contain copies, embodiments, reflections, analyses, notes, modifications, derivatives, analogs or extracts of such Confidential Information, except for (i) such electronic copies that exist as part of the Receiving Party’s computer systems, network storage systems and electronic backup systems, (ii) one archival copy solely to be able to monitor its obligations that survive under this Agreement and for facilitating exercise or enforcement of a party’s rights hereunder that survive termination of this Agreement, (iii) any archival copy that the Receiving Party determines, acting reasonably, is required by Applicable Law, and (iv) with respect to Licensee, such copies as are reasonably necessary to carry out the activities contemplated in the first sentence of Section 8.6(a) (provided that when such necessity has ended, such copies shall also be destroyed)
9.Limitation of Liability. Except with respect to: (a) a party's indemnification obligations as set forth in Article 7, (b) breach of Article 5, or (c) intentional misconduct or willful and knowing breach, in no event shall a party or its managers, directors, officers, employees, consultants or agents be responsible or liable in connection with this Agreement for any indirect, special, punitive, incidental or consequential damages or lost profits, lost savings, lost business or interruption of business to any other party or its licensees, agents, or any other individual or entity regardless of the form of action or legal theory and whether in contract, tort, strict liability or otherwise, and regardless of whether the Person may have been advised of the possibility of such damage. Except with respect to: (a) a party's indemnification obligations as set forth in Article 7, (b) payment obligations under Article 4, (c) breach of Article 5, or (d) intentional misconduct or willful and knowing breach, in no event shall a party's total aggregate

Exhibit 10.4
liability to any other party in connection with this Agreement or with the business contemplated hereby exceed $150,000.
10.General Provisions.
10.1 Relationship of Parties. Each of the parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between or among any of the parties. No party shall have the right to, and each party agrees not to purport to, incur any debts or make any commitments or contracts for an other party (except Minotaur Therapeutics, Inc. has the right to and may make commitments or contracts for its Controlled Affiliates). Without limitation, no party shall (and with respect to Licensee, Licensee agrees to ensure that its Permittees and Sublicensees do not) make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of an other party or its Affiliates or its or their managers, directors, officers, employees, consultants and agents that are inconsistent with any disclaimer or limitation in Section 6.3 or Article 9.
10.2 Compliance with Law. Each party agrees that in the exercise of its rights and performance of its obligations under this Agreement (expressly including, in the case of Licensee, the development, study, manufacture, handling, marketing, sale, distribution and use of Products), it shall (and with respect to Licensee, Licensee agrees to ensure that its Permittees and Sublicensees shall) comply in all material respects with all Applicable Law, including import/export restrictions, laws, rules and regulations governing use and patent, copyright and trade secret protection. Each party shall, at its own expense, procure all governmental licenses and pay all fees and other charges required thereby.
10.3 Arbitration.
a.Procedure. Any and all any disputes, controversies or claims between or among the parties (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be exclusively and finally resolved by binding arbitration (using the English language) in accordance with the commercial arbitration rules and administration rules of JAMS then in effect, in San Diego, California, USA. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about the pharmaceutical/biotechnology industry and acceptable to Taurus and Licensee. If Taurus and Licensee cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, Taurus shall appoint an arbitrator, Licensee shall appoint an arbitrator, the two arbitrators shall appoint a third arbitrator, and the three arbitrators shall hear and decide the issue in controversy. If a party fails to appoint an arbitrator within 45 days after service of the demand for arbitration, then the arbitrator appointed by the other party shall arbitrate any controversy in accordance with this Section 10.3(a). Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the commercial arbitration rules of JAMS then in effect. The expenses of any arbitration, including the reasonable attorney fees and expenses of the prevailing party, shall be awarded by the arbitrator(s) to the prevailing party against the other party.
b.Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential, and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as required by Applicable Law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party(ies) hereto.

Exhibit 10.4
c.Equitable Relief. Each party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other parties, that each other party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a party’s breach or threatened breach of such covenants and agreements (including Article 5) may cause an other party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each party confirms and agrees that, notwithstanding Section 10.3(a), any other party shall be entitled to seek (from the arbitrator(s) and/or from any court of competent jurisdiction) on an interim or permanent basis an order for specific performance, an order restraining any breach or threatened breach (of Article 5 and/or of any or all other provisions of this Agreement), and any other equitable relief (including temporary, preliminary and/or permanent injunctive relief), all without need to post any bond or other security, and (except as provided in Article 9) in addition to and not exclusive of any other remedy available to such other party at law or in equity.
d.Courts. No party shall commence any court proceeding or action against the other to resolve any dispute, except to enforce an arbitral award rendered pursuant to this Section 10.3 or for equitable relief. For all purposes of this Agreement (but subject to the preceding sentence), the parties hereby irrevocably consent to personal jurisdiction and venue in the state and federal courts located in San Diego County, California, USA, and irrevocably agree to service of process issued or authorized by any such court in any such action or proceeding. The parties hereby irrevocably waive any objection which they may now have or hereafter have to the laying of venue in the federal or state courts located in San Diego County, California, USA in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything in this Section 10.3, a party may seek to enforce an arbitral award or pursue equitable relief at any time in any court of competent jurisdiction.
e.Binding Effect. The provisions of this Section 10.3 shall survive any termination of this Agreement, and shall be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.
10.4 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party agrees to bear all costs and expenses associated with the performance of such party’s obligations under this Agreement.
10.5 Further Assurances. The parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and instruments and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
10.6 Force Majeure. No party shall be liable or in breach for failure to perform, or delay in the performance of, its obligations under this Agreement when such failure or delay is caused by an event of force majeure. The corresponding obligations of an other party shall be suspended to the same extent. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected party and not reasonably preventable using industry standard practices, including war, insurrection, act of terrorism, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, embargo, act of governmental authority, compliance with governmental order on national defense requirements,

Exhibit 10.4
or inability due to general industry-wide shortages to obtain fuel, power, raw materials, labor or transportation facilities. If, due to any event of force majeure, a party shall be unable to fulfill its obligations under this Agreement, the affected party agrees to immediately notify the other parties of such inability and of the period during which such inability is expected to continue, agrees to use reasonable commercial efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the parties shall meet promptly to determine an equitable solution to the effects of such event. For the avoidance of doubt: failure to perform, or delay in the performance of, payment obligations can be excused by force majeure only if force majeure disrupts the channel for payments (e.g., an earthquake); not being able to make a payment due to having financial difficulties or having other obligations to meet does not qualify as force majeure whatever the reason for such inability (regardless of whether or not due to “circumstance beyond the reasonable control of the affected party and not reasonably preventable using industry standard practices”).
10.7 Notices. Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:
If to Taurus, to:
Taurus Biosciences, LLC
c/o Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard, Suite 110
San Diego, California 92121
USA
Attention: Senior Vice President and General Counsel
Email: cberkman@ligand.com

If to Licensee (including any Controlled Affiliate), to:
Minotaur Therapeutics, Inc.
10929 Technology Place
San Diego, CA 92127
Attention: Vaughn Smider
Email: vaughn.smider@taurusbiosciences.com

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.
Any such written notice, report, request, approval or consent shall be deemed to have been given on the earliest of (a) actual receipt, or (b) if personally delivered to the party to whom notice is to be given, the date of delivery, or (c) if sent by email, the date of transmission, if sent to such email address before 5:00 p.m. at the location of receipt on a business day, or the first business day after the date of transmission, if sent to such email address at or after 5:00 p.m. at the location of receipt on a business day or on a day that is not a business day, or (d) if sent by overnight courier and addressed as set forth above, the next business day after the date of deposit with such courier (by the courier’s stated time for enabling next-business-day delivery), or if deposited after such stated time shall be deemed to be the second business day after the date of deposit, or (e) if sent in the United States by United States certified mail, return receipt requested, postage prepaid and addressed as set forth above, on the fifth business day after such mailing.

Exhibit 10.4
10.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in accordance with and enforced in accordance with the internal Applicable Law of the State of California, USA (including its statutes of limitations and of repose, and without giving effect to any conflicts of law principles that require the application of the law of a different state or country).
10.9 Entire Agreement; Amendment. This Agreement (inclusive of any Exhibits attached hereto) contains the entire agreement of the parties relating to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, written or oral, between or among the parties relating to the subject matter hereof. Notwithstanding the foregoing, no party (nor any other Person) shall be relieved from any liability for any past breach of any such prior written agreements or from any express indemnification obligation thereunder. No party has made any promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein, to induce any other party to execute, deliver or authorize the execution or delivery of this Agreement, and each party acknowledges that it has not executed, delivered or authorized the execution or delivery of this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein. This Agreement may not be amended unless agreed to in writing by all parties.
10.10 Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to Taurus and Licensee and any successor(s) and permitted assigns. The name of a party appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.
10.11 Waiver. The privileges, powers, options and rights of a party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such privileges, powers, options or rights shall not be deemed to be a waiver of any one or more of the others. No waiver in connection with this Agreement shall be deemed to have been made by a party unless such waiver is addressed in writing and signed by an authorized representative of that party. The failure of a party to enforce or insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option, privilege, power or right contained in this Agreement (and/or any delay in doing any of the foregoing things), shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option, privilege, power or right or the waiver or relinquishment of any other term, provision, condition or option, privilege, power or right.
10.12 Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law; but if any provision of this Agreement is determined by a final and binding court or arbitration judgment (for which no further appeal is possible) to be invalid, illegal or unenforceable to any extent, such provision shall not be affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; the affected provision shall (if at all possible) be construed as if it had been written in such a way as to both be valid, legal and enforceable and to achieve, to the greatest lawful extent, the evident economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision); and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

Exhibit 10.4
10.13 Assignment. Neither party may effect an Assignment without the prior written consent of the other party; provided, that no such consent shall be required in the case of an Assignment (i) by Taurus in connection with Taurus (or the transgenic animal platform business of which it is a part) being acquired or (ii) by Licensee in connection with Licensee (or the business of Licensee to which this Agreement relates) being acquired. In the case of an Assignment of Licensee which is not structured to formally maintain the existence of Licensee as a subsidiary (e.g., a direct merger, or an asset sale), Licensee shall not proceed with the Assignment unless and until Licensee first causes the acquirer to deliver to Taurus a writing (identifying Taurus as the direct beneficiary or as an express third-party beneficiary) wherein the acquirer agrees to assume all covenants, agreements, obligations, liabilities and duties of Licensee under this Agreement.
10.14 No Implied License. No right or license is granted to any party hereunder by implication, estoppel, or otherwise to any know-how, Patent or other intellectual property right now or hereafter owned or controlled by another party or Person, except by an express license granted hereunder.
10.15 Third-Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Article 7 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, including Permittees. Except as otherwise expressly provided herein, the enforcement of any obligation of Taurus under this Agreement shall only be pursued by (i) Minotaur Therapeutics, Inc., (ii) in the case of a bona fide arm’s-length Assignment of Licensee which is not structured to formally maintain the existence of Licensee as a subsidiary (e.g., a direct merger, or an asset sale), the acquirer when (as required by Section 10.13) such acquirer agrees to assume all covenants, agreements, obligations, liabilities and duties of Licensee under this Agreement, (iii) a Controlled Affiliate (if the obligation being enforced was owed to such Controlled Affiliate) or (iv) a Licensee Indemnitee, and not by any Permittees or Sublicensees (except in the capacity of a Licensee Indemnitee as such).
10.16 Remedies Cumulative; Right of Set-Off. Except as provided in Article 9 and Section 10.3, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Applicable Law and include any rights and remedies authorized in law or in equity. Notwithstanding anything to the contrary in this Agreement, Licensee shall not have a right to set-off any Net Sales Payments or other amounts due under this Agreement against any damages incurred by Licensee for a breach by Taurus of this Agreement, except against Taurus for any damages finally awarded against Taurus under Section 10.3 in a decision which can no longer possibly be the subject of any appeal.
10.17 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.
10.18 Construction. Any reference in this Agreement to an Exhibit, Article, Section, subsection, paragraph or clause shall be deemed to be a reference to an Exhibit, Article, Section, subsection, paragraph or clause of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments,

Exhibit 10.4
supplements or modifications set forth herein) and (f) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Unless otherwise expressly provided herein, anything subject to Taurus’ approval or consent herein is subject to such approval or consent in Taurus’ sole and unfettered discretion.
10.19 Counterparts. This Agreement may be executed and delivered in counterparts (portable document format (.pdf) file with electronic transmission included), each of which shall constitute an original document, but all of which shall constitute one and the same instrument.
[The remainder of this page has been left blank intentionally. The signature page follows.]

Exhibit 10.4
IN WITNESS WHEREOF, the parties hereto have caused this Commercial License Agreement to be executed and delivered so as to be effective on the date first set forth above (the Effective Date). By its signature below, Minotaur Therapeutics, Inc. is signing on its own behalf in order to bind itself and also on behalf of its current and future Controlled Affiliates (if any) in order to bind them.

Taurus Biosciences, LLC

By:   /s/ Vaughn Smider
Name:  Vaughn Smider
Title:  President

Minotaur Therapeutics, Inc. (on its own behalf
and on behalf of its current and future
Controlled Affiliates, if any)
By:  /s/ Vaughn Smider
Name:  Vaughn Smider
Title:  President

Exhibit A
Appointment of Expert
If any party wishes to appoint an independent expert (the "Expert") to determine any matter pursuant to Section 1.30 (or if the parties mutually agree in writing to appoint an Expert to determine any other matter pursuant to this Agreement in lieu of Section 10.3 arbitration), the following procedures will apply:
The party wishing to appoint the Expert (the "Appointing Party") will serve a written notice on the opposed other party(ies) (collectively referred to in the singular as the "Responding Party"). The written notice will specify the clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination. The parties shall within 30 days following the date of the Appointing Party's written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). The Expert shall be neutral and independent of each party and all of each party’s respective Affiliates and shall have significant experience and expertise in the substantive area in question. If the parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the ICC International Centre for ADR in accordance with the terms of this Exhibit A and the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce.
Each party will within 30 days following appointment of the Expert, prepare and submit to the Expert and the opposed other party(ies) a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.
Each party will have 14 days following receipt of the opposed other party(ies)'s written statement to respond in writing thereto. Any such response will be submitted to the opposed other party(ies) and the Expert.
The Expert will if he/she deems appropriate be entitled to seek clarification from the parties as to any of the statements or proposals made by any party in its written statement or responses. Each party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/ her determination.
The Expert will issue his/her decision on the matter(s) referred to him/ her in writing as soon as reasonably possible, but at latest within three months following the date of his/ her appointment. The Expert's decision shall (except in the case of manifest error) be final and binding on the parties.
The Expert will at all times act as an independent and impartial expert and not as an arbitrator.
The Expert's charges will be borne as he/she determines in his/her written decision.